AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
AMENDED AND RESTATED CUSTODY AGREEMENT

        THIS AMENDMENT, dated as of the 29th day of May, 2015, to the Amended and Restated Custody Agreement, originally made and entered into as of June 22, 2006, and amended and restated as of May 15, 2013, (the “Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), on behalf of its separate series, the Villere Funds, listed on Exhibit O attached hereto (as amended from time to time), and U.S. Bank National Association, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement on behalf of the series; and

WHEREAS, Article XV, Section 15.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit O of the Agreement is hereby superseded and replaced with Amended Exhibit O.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANK N.A.

By: /s/ Elaine E. Richards	By: /s/ Michael R. McVoy

Name: Elaine E. Richards	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

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Amended Exhibit O
to the Professionally Managed Portfolios
Amended and Restated Custody Agreement

Name of Series	Date Added
Villere Balanced Fund	On or after May 31, 2013
Villere Equity Fund

VILLERE FUNDS CUSTODY FEE SCHEDULE at June 1, 2015

Annual Fee Based Upon Market Value Per Fund*:
[  ] basis point on average daily market value of all long securities and cash held in the portfolio

Minimum Annual Fee Per Fund:   $[  ]
Plus Portfolio Transaction Fees

Portfolio Transaction Fees
▪  $[  ] – Book entry DTC transaction, Federal Reserve transaction, principal paydown
▪  $[  ] – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
▪  $[  ] – Option/SWAPS/future contract written, exercised or expired
▪  $[  ] – Mutual fund trade, Fed wire, margin variation Fed wire
▪  $[  ] – Physical security transaction
▪  $[  ] – Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity.

Additional Services
▪  Additional fees apply for global servicing.
▪  Sub Advised Funds - $[  ] per custody account per year.
▪  $[  ] – Segregated account per year.
▪  No charge for the initial conversion free receipt.
▪  Overdrafts – charged to the account at prime interest rate plus [  ]%, unless a line of credit is in place.

Fees are billed monthly.
 * Subject to CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the fee schedule on this Amended Exhibit O.

ST. DENIS J. VILLERE & CO., LLC

Name:  George V. Young

Title:   Partner

Date:  June 3, 2015

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